                                                                    EXHIBIT 2.13

                        [Unofficial English Translation]

(LOGO) D I S C O U N T
THE BUSINESS DIVISION

MARCH 25, 2009

For the attention of:
Tefron Ltd.
Company No. 52 - 004340 - 7
(hereinafter: "the Company")

Dear Sir/ Madam,

                          RE: TEMPORARY DEED OF WAIVER

1.   We hereby refer to the irrevocable Covenant Document which was signed by you on April 22, 2004 (hereinafter: "THE COVENANT DOCUMENT").

2.   In accordance with the Covenant Document, you committed, INTER ALIA, to cause the situation whereby the Company's shareholders' equity would not be less than 40 million dollars; the proportion of the shareholders' equity out of the total balance sheet would not be less at any time than 20%; the ratio between the total of the Company's debts and obligations to the banks, and the EBITDA, would not exceed 9.5; you would be entitled to distribute dividends to the shareholders only when the ratio between the balance of the long-term loans divided by the EBITDA would be less than 6
     (hereinafter: "THE FINANCIAL RATIOS"), all as set forth in the Covenant
     Document.

3.   At your request, we hereby grant our consent to the situation whereby should one or more of the stipulations set forth in section 2 above be breached, IN ANY MATTER IN CONNECTION WITH AND PERTAINING TO THE
     NON-COMPLIANCE WITH THE FINANCIAL RATIOS WHICH SHALL BE PUBLISHED IN THE
     FINANCIAL STATEMENTS AS OF DECEMBER 31, 2008 ONLY, we shall not deem this to be a breach of your covenants to us.

4.   For the avoidance of doubt, it is hereby clarified that our aforesaid consent is contingent upon the complete and exact compliance, to our satisfaction and approval, and also in accordance with our exclusive understanding, determination and decision, with all of the cumulative conditions as set forth below in this Deed, and the following are the conditions:

     4.1  There shall be no breach and/or non-compliance and/or failure to make timely payment of any amounts, by you, pursuant to the terms of your various covenants to us.

     4.2  No split shall be implemented at your Company, your Company shall not be merged or consolidated with another corporation and the structure of control at your Company shall not be changed, all whether directly and/or indirectly and in any manner or form. Otherwise - our consent as set forth above shall be automatically revoked from the outset, including all which that entails.

5.   The foregoing shall not derogate from, but shall come in addition to all of your other covenants to us pursuant to various documents which you have signed and/or shall sign in our favor, which continue to be in full force and effect, and our rights pursuant to thereto are fully reserved.

6.   You shall obtain a similar consent also from all of the other banks/
     financial institutions which have liens on your property and on your assets, and copies thereof shall be submitted to us, when all of the terms and/or that stated in these consents, which is intended to add to our rights, and that stated in this Deed according to the determination thereof shall be deemed to have been included also in this Deed, from the outset.

7.   For the avoidance of doubt, it is hereby clarified that our consent, as set forth above, shall not apply with regard to the financial statements as of
     March 31, 2009 and thereafter.

Sincerely yours,

Israel Discount Bank Ltd.

                                    /s/ Shir Zantner           /s/ Shai Avraham
                                    ----------------           ----------------
                                    Shir Zantner               Shai Avraham.